As Filed With The Securities and Exchange Commission on December 28, 2006

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933


                             ORALABS HOLDING CORP.
                             ---------------------
             (Exact name of registrant as specified in its charter)

                   Colorado                                  14-1623047
-------------------------------------------------       -----------------------
         (State of incorporation                        (I.R.S. Employer
               or organization)                         Identification No.)

18685 E. Plaza Drive, Parker, Colorado                           80134
-----------------------------------------------------   ------------------------
    (Address of principal executive offices)                   (Zip Code)

                            2006 Director Stock Plan
                            ------------------------
                            (Full title of the plan)

 Douglas B. Koff, Esq., 303 East 17th Avenue, Suite 940, Denver, Colorado 80203
--------------------------------------------------------------------------------
                    (Name and address of agent for service)

                                 (303) 861-1166
--------------------------------------------------------------------------------
          (Telephone number, including area code, of agent for service)

                                    COPY TO:
                              Douglas B. Koff, Esq.
                            Koff, Corn & Berger, P.C.
                     303 East Seventeenth Avenue, Suite 940
                             Denver, Colorado 80203
                            Telephone: (303)861-1166

                         CALCULATION OF REGISTRATION FEE
------------------------ ---------------------- ---------------------- ---------------------- ----------------------

Title of                      Amount to be      Proposed maximum       Proposed maximum              Amount
securities to be              registered (1)    offering price         aggregate                       of
registered                                      per                    offering                  registration fee
                                                share(2)               price
Common Stock, $0.001
par value                       1,000,000               $4.20           $4,200,000                $449.40

------------------------ ---------------------- ---------------------- ---------------------- ----------------------

     (1) This Registration Statement shall also cover any additional shares of Common Stock that become issuable by reason of certain changes in the outstanding shares of Common Stock of the Registrant, including, among other things, stock dividends, stock splits, reverse stock splits, reorganizations and recapitalizations.

     (2) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(h) under the Securities Act of 1933, as amended, the above calculation is based upon the average of the high and low prices of the Registrant's common stock as of the close of trading on December 21, 2006, a date within five business days prior to the date of filing this Registration Statement.

                                     PART I

         The document setting forth the information specified in Part I (Items 1 and 2) of this Form S-8 will be sent or given to persons eligible to participate in the OraLabs Holding Corp. 2006 Director Stock Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended.

                                     PART II

                INFORMATION REQUIRED IN THE INFORMATION STATEMENT

Item No. 3.       Incorporation of Documents by Reference.
                  ---------------------------------------

         This document incorporates by reference the documents listed below that OraLabs has previously filed with the Securities and Exchange Commission.

         1. OraLabs' Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005;

         2. OraLabs' Quarterly Report on Form 10-QSB for the quarter ended September 30, 2006;

         3. All other reports filed by OraLabs pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since December 31, 2005; and

         4. The description of Common Stock contained in OraLabs' filing of its Form 8-A12G/A on December 21, 2001.

         All documents subsequently filed by OraLabs pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item No. 4.       Description of Securities.
                  --------------------------

                  Not applicable.

Item No. 5.       Interests of Named Experts and Counsel.
                  --------------------------------------

                  Not applicable.

Item No. 6.       Indemnification of Directors and Officers.
                  -----------------------------------------

         OraLabs' Articles of Incorporation provide that OraLabs shall indemnify its directors, officers, employees and agents to the fullest extent now or hereafter permitted by Colorado law. Under such provisions, any director or officer who, in his or her capacity as such, is made or threatened to be made a party to any suit or proceeding will be indemnified if such director or officer acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of OraLabs and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

         In addition, the Articles of Incorporation provide that, to the full extent now or hereafter permitted by Colorado law, OraLabs' directors will not be liable for monetary damages for breach of their fiduciary duty as directors to OraLabs and its shareholders. This provision in the Articles of Incorporation does not eliminate the directors' fiduciary duty of care, and, in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Colorado law. Each director will continue to be subject to liability for breach of his or her duty of loyalty to OraLabs and its shareholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for certain activities prohibited by Colorado law (relating primarily to making unlawful distributions), or for any transaction from which the director derived an improper personal benefit.

Item No. 7.       Exemption From Registration Claimed.
                  ------------------------------------

                  Not applicable.

Item No. 8.       Exhibits.
                  --------

         See the attached Exhibit Index that follows the signature page.

Item No. 9.       Undertakings

                  (a) The undersigned registrant hereby undertakes:

                           (1)      To file,  during any period in which offers
or sales are being made, a post-effective  amendment to this Registration
Statement:

                                    (i) to include any prospectus required by
Section 10(a)(3) of the Securities Act;

                                    (ii) to reflect in the prospectus any facts
or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                                    (iii) to include any additional or changed
material information on the plan of distribution.

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by OraLabs pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

                           (2) That, for the purpose of determining liability
under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

                           (3) To file a post-effective amendment to remove from
registration any of the securities that remain unsold at the end of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Parker, State of Colorado, on December 26, 2006.





                                    ORALABS HOLDING CORP., a Colorado
                                       corporation


                                    By:     /s/ Gary H. Schlatter
                                        ----------------------------------------
December 26, 2006                                 Gary H. Schlatter, President
-----------------
Date

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


Name                                Title                                          Date
----                                -----                                          ----

/s/ Gary H. Schlatter               Chief Executive Officer and                 December 26, 2006
------------------------            Director
Gary H. Schlatter

/s/ Michael I. Friess               Director                                    December 26, 2006
---------------------------
Michael I. Friess

/s/ Robert C. Gust                  Director                                    December 26, 2006
---------------------------
Robert C. Gust

/s/ Emile Jordan                    Chief Financial Officer                     December 26, 2006
--------------------------
Emile Jordan


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


INDEX TO EXHIBITS

     4.1 Articles of Incorporation (Incorporated by reference to Exhibit C of the Definitive Information Statement filed by the Company's predecessor, SSI Capital Corp., on July 24, 1997.)

     4.2 Second Amended and Restated Bylaws (Incorporated by reference to the Company's Form 10-KSB filed for fiscal year 1998.)

     4.3 2006 Director Stock Plan (Incorporated by reference to Annex 3 of the Definitive Proxy Statement filed by the Company on November 22, 2006).

     5.1 Opinion of Koff, Corn & Berger, P.C. as to the legality of the securities being registered.

     23.1 Consent of Koff, Corn & Berger, P.C. is contained in their opinion filed as Exhibit 5.1.

     23.2 Consent of GHP Horwath, P.C., Independent Registered Public Accounting Firm for Oralabs.

     23.3 Consent of Ehrhardt Keefe Steiner & Hottman PC., former Independent Registered Public Accounting Firm for OraLabs.



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